Exhibit 99.1

Innovus Pharmaceuticals Reports Quarterly Revenue
for the First Quarter 2017 of $2.2 Million

Company Achieved Year over Year Revenue Growth of 866% and
Sequential Quarter over Quarter Growth of 29%

SAN DIEGO, May 12, 2017 – Innovus Pharmaceuticals, Inc., (“Innovus Pharma”) (OTCQB: INNV), today announced first quarter 2017 net revenue of $2.2 million compared to $0.2 million in net revenues for the same period in 2016.

“We have not only seen an increase in our net revenue from the most recent fourth quarter 2016 but our operating loss and cash used in operations has improved as we continue to work to achieve our goal of profitability” stated Bassam Damaj, President and Chief Executive Officer of Innovus Pharma. “With the exciting news stemming from the commercial supply agreement we entered into with our new partner for Fluticare(TM) in May 2017 and the recent completion of our registered public equity offering in March 2017, we believe we are well on our way to having the necessary resources to assist us in executing our goals of the expected launch of FlutiCare(TM) in the fourth quarter of 2017, the continued expansion of our product lines and achieving profitability.”

Financial highlights for the three months ended March 31, 2017 included:

●
Net revenue totaled $2.2 million for the three months ended March 31, 2017, compared to net revenue of $0.2 million for the three months ended March 31, 2016.
●
Sequential quarter over quarter net revenue increased by $0.5 million or 29% for the three months ended March 31, 2017 compared to net revenue of $1.7 million for the three months ended December 31, 2016.
●
Gross margin increased to 79.8% for the three months ended March 31, 2017, significantly higher than gross margin for the three months ended March 31, 2016 which totaled 46.7%.
●
Total operating expense increased to $3.8 million and included $0.6 million in non-cash share-based compensation and $0.2 million in non-cash depreciation and amortization for the three months ended March 31, 2017.
●
Sequential quarter over quarter loss from operations decreased by $0.3 million or 14% for the three months ended March 31, 2017 compared to the three months ended December 31, 2016.
●
Net loss totaled $2.5 million, or ($0.02) per common share, for the three months ended March 31, 2017. The net loss included a non-cash expense of $0.3 million for the loss on extinguishment of debt as a result of the prepayment of the remaining 2016 convertible debentures. The net loss also included interest expense of $0.6 million, of which $0.5 million was non-cash and related to the amortization of debt discounts. Net loss for the three months ended March 31, 2016 totaled $1.6 million or ($0.02) per common share.
●
Completed a registered public equity offering which resulted in net cash proceeds of $3.3 million.
●
Repaid the remaining debt obligations under the 2016 convertible debentures totaling $1.3 million.
●
Sequential quarter over quarter cash used in operations decreased by $0.5 million for the three months ended March 31, 2017 to $0.5 million compared to $1.0 million for the three months ended December 31, 2016.
●
Cash balance totaled $2.4 million at March 31, 2017.

First quarter 2017 and recent developments:

●
Entered into a major supply agreement in May 2017 with West-Ward which will allow us to launch FlutiCare(TM) in the fourth quarter of 2017 under their recently approved OTC ANDA for fluticasone propionate nasal spray USP, 50 mcg per spray;
●
ProstaGorx(TM), a clinical strength, multi-response prostate supplement, scientifically formulated to effectively maintain good prostate health, was launched under the Beyond Human(R) Sales and Marketing Platform in May 2017;
●
Notification was received to commercialize Zestra(R) in all 28 member countries of the European Union;
●
Notification was received to commercialize Zestra(R) in South Korea;
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Notification was received to commercialize Sensum+ in all 28 member countries of the European Union; and
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Notification was received to commercialize Zestra Glide(R) in all 28 member countries of the European Union.

The Company will host a conference call at 4:30 p.m. ET/1:30 p.m. PT today to discuss the financial results and recent business developments. To participate in the call, please dial 1-877-883-0383 for domestic callers or 1-412-902-6506 for international callers. Participant Elite Entry Number: 2679172. A replay of the call will be available for 30 days.  To access the replay, dial 1-877-344-7529 domestically or 1-412-317-0088 internationally and reference Conference ID: 10106792. The replay will be available shortly after the end of the conference call.

Consolidated Statements of Operations

	(Unaudited) For the
	Three Months Ended
	March 31,
	2017	2016
Net revenue:
Product sales, net	$2,177,290	$224,463
License revenue	-	1,000
Net revenue	2,177,290	225,463

Operating expense:
Cost of product sales	440,476	120,123
Research and development	3,183	-
Sales and marketing	1,687,351	35,496
General and administrative	1,704,663	1,287,737
Total operating expense	3,835,673	1,443,356

Loss from operations	(1,658,383)	(1,217,893)

Other income and (expense):
Interest expense	(557,479)	(390,851)
Loss on extinguishment of debt	(304,828)	-
Other income (expense), net	(616)	1,765
Fair value adjustment for contingent consideration	27,175	(5,584)
Change in fair value of derivative liabilities	(51,656)	57,594
Total other expense, net	(887,404)	(337,076)

Net loss	$(2,545,787)	$(1,554,969)

Net loss per share of common stock – basic and diluted	$(0.02)	$(0.02)

Weighted average number of shares of common stock outstanding – basic and diluted	135,099,173	68,373,226

Condensed Consolidated Balance Sheet Data

	March 31,	December 31,
	2017	2016
	(Unaudited)	(1)
Assets
Cash	$2,375,352	$829,933
Accounts receivable, net	15,075	33,575
Prepaid expense and other current assets	592,644	863,664
Inventories	536,640	599,856
Intangible assets & other non-current assets	5,742,059	5,900,350
Total assets	$9,261,770	$8,227,378

Liabilities & Stockholders' Equity
Accounts payable and accrued expense	$1,149,752	$1,210,050
Total accrued compensation	2,486,511	2,299,593
Deferred revenue and customer deposits	11,000	11,000
Accrued interest payable	12,289	47,782
Total notes payable and non-convertible debenture, net of discount	802,048	681,127
Total derivative liabilities	93,669	483,744
Total contingent consideration	1,658,742	1,685,917
Convertible debentures, net of discount	-	714,192
Total stockholders' equity	3,047,759	1,093,973
Total liabilities and stockholders’ equity	$9,261,770	$8,227,378

(1) The Condensed Consolidated Balance Sheet Data has been derived from the audited consolidated financial statements as of that date.

About Innovus Pharmaceuticals, Inc.

Headquartered in San Diego, Innovus Pharma is an emerging over-the-counter (“OTC”) consumer goods and specialty pharmaceutical company engaged in the commercialization, licensing and development of safe and effective non-prescription medicine and consumer care products to improve men’s and women’s health and vitality and respiratory diseases. Innovus Pharma delivers innovative and uniquely presented and packaged health solutions through its (a) OTC medicines and consumer and health products, which we market directly, (b) commercial partners to primary care physicians, urologists, gynecologists and therapists, and (c) directly to consumers through our on-line channels, retailers and wholesalers. The Company is dedicated to being a leader in developing and marketing new OTC and branded Abbreviated New Drug Application (“ANDA”) products. The Company is actively pursuing opportunities where existing prescription drugs have recently, or are expected to, change from prescription (or Rx) to OTC.

For more information, go to www.innovuspharma.com, www.zestra.com; www.ejectdelay.com; www.myvesele.com; www.sensumplus.com; www.myandroferti.com; www.fluticare.com; www.beyondhumantestosterone.com; www.getbeyondhuman.com; www.trybeyondhuman.com; www.recalmax.com; and www.prostagorx.com.

Innovus Pharma’s Forward-Looking Safe Harbor

Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, its financial results, projected revenues, projected online subscribers and other customers, estimated markets for its products, and statements about achieving its other corporate and business development, growth, commercialization, financial and staffing objectives. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent filing on Form S-1, annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.

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Contact:
Kevin Holmes
Chesapeake Group
410-825-3930
info@chesapeakegp.com